NEWS RELEASE
Contact: Troy D. Cook Executive Vice President & Chief Financial Officer 913-327-3109

NPC INTERNATIONAL, INC. ANNOUNCES AGREEMENT TO ACQUIRE 51 UNITS FROM PIZZA HUT, INC.

OVERLAND PARK, KANSAS, (JANUARY 14, 2009) - NPC International, Inc. continues its trend of growth in the Pizza Hut system by announcing today that it has entered into an Asset Sale Agreement (ASA) with Pizza Hut, Inc. and affiliates (PHI) pursuant to which NPC has agreed to purchase from PHI 51 Pizza Hut units for $14.4 million in cash.

The units being sold by PHI include 20 fee-owned locations. NPC will acquire one of these properties and lease 19 of them from PHI. This acquisition is expected to be funded from borrowings on the Company’s $75.0 million revolving credit facility.

The units to be acquired pursuant to the ASA are located in and around St. Louis, Missouri and are comprised of 27 delivery/carry-out units and 24 dine-in restaurants. According to information provided to NPC, 49 of the units to be acquired by NPC generated $40.1 million in net product sales during the 52 weeks ended September 2008; the remaining 2 units to be acquired were recently constructed and not included in the net product sales total.

NPC expects the closing to occur in February 2009 and it is subject to obtaining applicable government approvals and other customary approvals. In addition, the closing of the ASA is subject to NPC obtaining financing on terms that are acceptable to NPC while maintaining adequate liquidity as determined by the Company in its discretion.

Jim Schwartz, Chairman and CEO of NPC International, Inc. said, “This transaction, combined with the prior two transactions conducted with PHI in recent months, is indicative of NPC’s staunch belief in the Pizza Hut brand and our desire to increase our presence in this great brand.

This acquisition is an excellent fit as it is located in the heart of our midwest/southeast operations and, importantly, is expected to be credit accretive.”

NPC International, Inc. is the world’s largest Pizza Hut franchisee and operates 1,098 Pizza Hut restaurants and delivery/carry-out units, or 18% of the entire domestic Pizza Hut system, in 27 states.

7300 W 129th St,

Overland Park, KS 66213

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